Exhibit 4.4	Execution Copy

BAIDU.COM, INC.

SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of June 9, 2004 by and among Baidu.com, Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), Yanhong (Robin) Li and Yong (Eric) Xu (collectively, the “Founders” and each, a “Founder”), the investors in the Series A Shares (as defined below) and the investors in the Series B Shares (as defined below) as set forth on Exhibit A hereto (collectively, the “Prior Investors”) and the investors in the Series C Shares (as defined below) listed on Exhibit B hereto (the “Series C Investors”, collectively with the Prior Investors, the “Investors” and each, an “Investor”).

RECITALS

WHEREAS, holders of the Series A preferred shares, par value US$0.00005 per share, of the Company (the “Series A Shares”) and the Series B preferred shares, par value US$0.00005 per share, of the Company (the “Series B Shares”) entered into an Amended and Restated Investors’ Rights Agreement (the “Prior Investors’ Rights Agreement”) and an Amended and Restated Shareholder Agreement (the “Prior Shareholders’ Agreement”), each dated as of September 8, 2000;

WHEREAS, the Series C Investors have agreed to purchase from the Company, and the Company has agreed to sell to such Series C Investors, certain Series C preferred shares, par value US$0.00005 per share, of the Company (the “Series C Shares”), on the terms and conditions set forth in that certain Series C Preferred Share Purchase Agreement dated as of June 2, 2004 by and among the Company, Baidu Holdings Limited, Baidu Online Network Technology (Beijing) Co. Ltd., Baidu Netcom Science and Technology Co. Ltd., the Founders and the Series C Investors (the “Purchase Agreement”);

WHEREAS, the Purchase Agreement provides that the execution and delivery of this Agreement by the parties hereto shall be a condition precedent to the consummation of the transactions contemplated thereunder;

WHEREAS, the share numbers set forth herein reflect a two-for-one forward share split of the Company’s capital stock effective as of April 7, 2004;

WHEREAS, the Company and the Prior Investors desire to terminate the Prior Investors’ Rights Agreement; and

WHEREAS, the Company, the Founders and the Prior Investors desire to amend and restate the Prior Shareholders’ Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Exhibit 4.4	Execution Copy

SECTION 1. DEFINITIONS.

“Acquisition Transaction” shall mean any of the following (in a single transaction or a series of related transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Material Subsidiary (as defined below); (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of any Material Subsidiary; or (iii) any sale, exchange, transfer or other disposition of forty percent (40%) or more of the outstanding capital of the Company or of any Material Subsidiary on a fully-diluted basis.

“Board” or “Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, Sunday or a public holiday in Hong Kong or the United States.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

“Form S-3 of Form F-3” shall mean such respective form under the Securities Act (as defined below) or any successor registration form under the Securities Act subsequently adopted by the SEC (as defined below) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Google” shall mean Google International LLC.

“Holder” shall mean any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under Section 2 have been duly assigned in accordance with this Agreement.

“Major Investor” has the meaning set forth in Section 2.10 hereof.

“Material Subsidiary” shall mean a subsidiary of the Company (i) whose total assets account for 20% or more of the consolidated assets of the Company, (ii) whose total revenues represent 20% or more of the consolidated revenues of the Company or (iii) whose total net income represent 20% or more of the consolidated net income of the Company.

“Ordinary Shares” shall mean ordinary shares, par value US$0.00005 per share, of the Company.

“Permitted Transferee” shall mean, for purposes of Section 5 hereof, in the case of a Founder, such Founder’s parents (including parents-in-law), spouse, children or grandchildren or a trust for the benefit of any of the foregoing, provided such transfers are made solely for estate planning purposes and each Permitted Transferee agrees to be bound by the terms and restrictions of this Agreement. In addition, a Founder’s initial transfer of up to an aggregate of ten percent(10%) of such Founder’s Shares subject to this Agreement (i.e., 792,000 of Yanhong (Robin) Li’s Ordinary Shares and 264,000 of Young (Eric) Xu’s Ordinary Shares, as adjusted for share splits, combinations, reclassifications and the like) shall not be subject to the terms of Section 5. The term “Permitted Transferee” shall, in the case of an Investor,

Exhibit 4.4	Execution Copy

mean any Affiliate (as defined below) of such Investor, or, if the Investor is a partnership, any partner of such partnership. For purposes of this definition, an Affiliate of an Investor shall mean a partnership, corporation or any other entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Investor, provided that, for the purpose of this definition, an Affiliate shall, except in the case of Google, exclude any entity competing directly or indirectly with the Company in the same or similar industry. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, stock having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Person” shall mean any individual, firm, company, corporation, unincorporated association, partnership, trust, joint venture or other entity, and shall include any successor (by merger or otherwise) of such entity.

“PRC” shall mean the People’s Republic of China excluding Hong Kong, Macau and Taiwan.

“Preferred Shares” shall mean the Series A Shares, the Series B Shares and the Series C Shares, collectively.

“Pro Rata Portion” shall mean: (i) with respect to the right of first refusal provisions of Section 5, the number of Subject Shares (as defined in Section 5.2(a)) multiplied by a fraction, the numerator of which shall equal the number of shares the Non-Transferring Investor (as defined in Section 5.2(a)) desires to purchase, and the denominator of which shall equal the aggregate number of shares all of the Non-Transferring Investors desire to purchase; and (ii) with respect to the co-sale provisions of Section 5, the amount of Subject Shares multiplied by a fraction, the numerator of which shall equal the number of Shares then held by such Person, and the denominator which shall equal the number of Shares held by all Persons having co-sale rights under this Agreement.

“Qualified IPO” shall mean a firm underwritten public offering of the Ordinary Shares of the Company under the Securities Act reflecting a total market capitalization of the Company of at least US$215,000,000, or upon consummation of a similar public offering of the Ordinary Shares of the Company in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized regional or national securities exchange outside the United States, provided that such offering satisfies the foregoing requirement of total market capitalization, and the regulatory approval for such offering is reasonably equivalent to that of the aforementioned public offering in the United States.

The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC in accordance with, the Securities Act or by a comparable process pursuant to other applicable laws in connection with a registration in a jurisdiction other than the United States and the declaration or ordering of the effectiveness of such registration.

Exhibit 4.4	Execution Copy

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of counsel for the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“Registrable Securities” shall mean (i) any Ordinary Shares issuable or issued upon conversion of any Preferred Shares, and (ii) any other Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security (including the Preferred Shares) which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Ordinary Shares listed in (i). Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or any Registrable Securities sold in an offering to the public, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, plus the number of Ordinary Shares issuable upon the exercise or conversion of then exercisable or convertible securities that are Registrable Securities.

“SEC” or “Commission” shall mean the Securities and Exchange Commission of the United States.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto.

SECTION 2. REGISTRATION RIGHTS.

2.1 Applicability of Rights. The Holders shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized international securities exchange.

2.2 Demand Registration.

(a) Request by Holders. If the Company shall, at any time after the earlier of (i) September 8, 2005 or (ii) six (6) months after the effective date of a registration statement for a Qualified IPO, receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company effect any registration covering the Registrable Securities pursuant to this Section 2.2, and provided that (i) the Registrable Securities to be registered would exceed twenty percent (20%) of the total Registrable Securities then outstanding or (ii) the anticipated aggregate gross proceeds of such registration would exceed US$2,000,000, then the Company shall, within ten (10)

Exhibit 4.4	Execution Copy

Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.2; provided that the Company shall not be obligated to effect any such registration (i) if the Company has already effected one registration pursuant to this Section 2.2; (ii) during the period beginning on the date sixty (60) days prior to the Company’s good faith estimate of the filing date of, and ending on the 180th day after the effective date of, a registration pursuant to a Company Registration as described in Section 2.3 below; or (iii) if the securities proposed to be registered may be immediately registered on Form S-3 or Form F-3, as applicable.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of the Registrable Securities to be included in such underwriting shall not be reduced unless all other securities including those of the Company are first entirely excluded from the underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than three (3) such demand registrations pursuant to this Section 2.2.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration under this Section 2.2 a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of a majority of the independent members of the Board of Directors of the Company, such a registration would be detrimental to the Company, then the Company shall have the right to

Exhibit 4.4	Execution Copy

defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided, further, that the Company shall not register any other of its shares during such twelve (12) month period.

(e) Expenses. The Company shall bear all of the Registration Expenses other than underwriting discounts and commissions, fees and disbursements of counsel for the selling Holders, provided, however, that any expense in excess of US$15,000 of any special audit required by such registration shall be borne pro rata by the selling Holders in proportion to the number of Registrable Securities they have requested to be registered under this Section 2.2.

2.3 Company Registration.

(a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the submission of any registration for purposes of effecting a public offering of securities of the Company (including, but not limited to, registrations relating to secondary offerings of securities of the Company and under Section 2.2 of this Agreement or under any similar demand registration rights granted to other shareholders of Company, but excluding registrations under Section 2.4 of this Agreement or relating to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration. Upon receipt of the written notice from such Holder, the Company shall, subject to Section 2.7 hereof, use its best efforts to cause to be registered all of the Registrable Securities such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration or registrations as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Expenses. The Company shall bear all of the Registration Expenses incurred in connection with any registration under this Section 2.3.

2.4 Form S-3 or Form F-3 Registration. In case the Company shall receive from any Holder or Holders of at least fifteen percent (15%) of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3, Form F-3 (or any successor form to Form S-3 or Form F-3) or any comparable form for a registration in a jurisdiction other than the United States, with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company shall:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor to all other Holders of Registrable Securities; and

Exhibit 4.4	Execution Copy

(b) Registration. As soon as practicable, effect such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after the receipt of the Company’s written notice contemplated by Section 2.4(a); provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.4:

(i) if Form S-3, Form F-3 or such comparable form for a registration in a jurisdiction other than the United States is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$500,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of a majority of the independent members of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such a registration on Form S-3, Form F-3 or a comparable form for a registration in a jurisdiction other than the United States to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3, Form F-3 or such comparable form in a jurisdiction other than the United States, as applicable, for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.4, provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period;

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3, Form F-3 or such comparable form for a registration in a jurisdiction other than the United States, as applicable, for the Holders pursuant to this Section 2.4; or

(v) if by effecting such registration, the Company would be required to qualify to do business or to execute a general consent to service of process in any particular jurisdiction where it is not already qualified to do business and subject to service of process.

Subject to the foregoing, the Company shall file a Form S-3 or Form F- 3 registration statement, as applicable, covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c) Expenses. All Registration Expenses other than underwriting discounts, commissions, share transfer taxes and fees, and the fees and disbursements for counsel for the selling Holders incurred in connection with each registration requested pursuant to this Section 2.4 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun

Exhibit 4.4	Execution Copy

pursuant to this Section 2.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless if the registration request is withdrawn during the period, if any, that the Company exercises its right to defer, and defers, filing a registration statement pursuant to Section 2.4(b)(iii); provided, further, that if the requested registration is withdrawn and at the time of such withdrawal the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses; provided, further, that if such material adverse change occurred through no fault of the Company and that the Company has disclosed the material adverse change to the Holders with reasonable promptness, then the Holders shall bear the expenses relating to the registration if they withdraw their registration request. Except as provided in the immediately preceding sentence, all expenses incurred in connection with a registration requested pursuant to this Section 2.4 shall be borne by the Company. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration. Prepare and file with the SEC or a comparable governmental or regulatory agency in a jurisdiction other than the United States a registration statement or a comparable form in such other jurisdiction, respectively, with respect to such Registrable Securities and use its best efforts to cause such registration to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration effective for a period of up to one hundred and twenty (120) days or, in the case of Registrable Securities registered under Form S-3 or Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration has been completed; provided, however, that (i) such one hundred and twenty (120) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form S-3, Form F-3 or a comparable form in a jurisdiction other than the United States which are intended to be offered on a continuous or delayed basis, such one hundred and twenty (120) day period shall be extended, if necessary, to keep the registration statement or such comparable form, as the case may be, effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC or such similar governmental or regulatory agency in a jurisdiction other than the United States such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement in the United States or such comparable forms and offering documents in such other jurisdiction, as the case may be, as may be necessary to comply with the provisions of the Securities Act or comparable securities laws in such other jurisdiction, as the case may be, with respect to the disposition of all securities covered by such registration statement.

Exhibit 4.4	Execution Copy

(c) Prospectuses. If applicable, furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, or such number of copies of such offering documents in conformity with the requirements of comparable securities laws in a jurisdiction other than the United States, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or comparable securities laws in a jurisdiction other than the United States.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Unless otherwise provided herein, each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act or comparable securities laws in a jurisdiction other than the United States of (i) the issuance of any stop order by the SEC or a comparable governmental or regulatory agency in a jurisdiction other than the United States in respect of such registration, or (ii) the occurrence of any event as a result of which the prospectus included in such registration, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Listing. Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange (or the Nasdaq National Market System) on which similar securities of the Company are then listed.

(h) Transfer Agent and Registrar. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and

Exhibit 4.4	Execution Copy

substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably requested to timely effect the registration of their Registrable Securities.

2.7 Underwriting Requirements. In connection with any offering involving an underwriting of the Company’s securities, unless otherwise provided herein, the Company shall not be required under Section 2.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected in accordance herewith, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company, If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities to be offered other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holders or in such other proportions as shall mutually be agreed to by such selling Holders) but in no event shall the amount of securities of the selling Holders of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the selling Holders may be excluded if the underwriters make the determination described above and no other Registrable Securities and securities of other selling shareholders are included. For purposes of the preceding parenthetical concerning apportionment, for any selling member which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and members and retired or former members of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

Exhibit 4.4	Execution Copy

2.8 Indemnification. In the event any Registrable Securities are included in a registration under Sections 2.2, 2.3 or 2.4:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, other United States federal or state law, or other comparable laws or regulations for registrations in a jurisdiction other than the United States, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement, or any other comparable laws or regulations for registrations in a jurisdiction other than the United States; and

(iv) the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, severally but not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement or comparable form for registrations in a jurisdiction other than the United States, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or comparable form for registrations in a jurisdiction other than the United States or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or

Exhibit 4.4	Execution Copy

liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act, other United States federal or state law or comparable securities laws and regulations for a registration in a jurisdiction other than the United States, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.8(b) exceed the proceeds (net of underwriting discounts and commissions) received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Contribution. If the indemnification provided in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense to referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the

Exhibit 4.4	Execution Copy

omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Conflict. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

(f) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.9 Termination of the Company’s Obligations. The Company’s obligations under this Section 2 shall terminate upon the earlier to occur of (i) the third anniversary of the consummation of a Qualified IPO; and (ii) as to any Holder, in the opinion of counsel to the Company mutually acceptable to the Company and such Holder, all such Registrable Securities proposed to be sold by such Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations), other than to a direct competitor of the Company, as reasonably determined by the Company (and such direct competitor restriction shall not apply to any transfer by Google to any Affiliate or subsidiary of Google), by a Holder holding at least one hundred and sixty thousand (160,000) shares of Registrable Securities (subject to appropriate adjustment for any recapitalization) (a “Major Investor”) (i) to one or more of its partners or employees, shareholders or members, (ii) to any wholly-owned subsidiary or parent of, or to any corporation, person or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such Holder, or (iii) to a transferee or assignee of such securities who, after such assignment or transfer, either (a) holds at least one hundred and sixty thousand (160,000) shares of Registrable Securities (subject to appropriate adjustment for any recapitalization) or (b) holds all of the Registrable Securities then held by the Holder immediately prior to such sale, provided that upon such transfer to any transferee or assignee: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.11 below; and (c) such assignment shall be effective only if, immediately following such transfer, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee pursuant to clause (iii) above, the holdings of transferees and assignees of a partnership or

Exhibit 4.4	Execution Copy

limited liability company who are employees, partners or retired partners, members or former members of such partnership (including spouses and ancestors, lineal descendants and siblings of such employees, partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided, further that all assignees and transferees pursuant to clause (i) or (ii) who would not qualify individually for assignment of registration rights pursuant to clause (iii) shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.

2.11 Market Stand-Off. Each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of Ordinary Shares or other securities of the Company, following the effective date of a registration of the Company, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Ordinary Shares or other securities included in such registration; provided, however, that:

(a) such agreement shall be applicable only to the first registration of the Company which covers Ordinary Shares (or other securities) to be sold on its behalf to the public in an underwritten offering;

(b) all officers and directors and greater than one percent (1%) shareholders of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

(c) such market stand-off time period shall not exceed one hundred eighty (180) days.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

In the event that the Company or the underwriters, as the case may be, release(s) a certain number of Ordinary Shares (or other securities) that are subject to any market stand-off provisions (the “Released Shares”) from such market stand-off provisions prior to the termination of the market stand-off time period of such market stand-off provisions, such Released Shares shall be allocated among the Investors such that the number of shares held by each Investor that are released from the market stand-off shall be equal to such Investor’s Pro Rata Share of the Released Shares. For the purposes of this Section 2.11, each Investor’s “Pro Rata Share” shall mean that number of Released Shares that equals the total number of Released Shares multiplied by the ratio of the number of shares of the Company held by such Investor bears to the total number of shares of the Company then outstanding (assuming full conversion and exercise of all convertible securities then outstanding).

Notwithstanding the foregoing, the obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction.

Exhibit 4.4	Execution Copy

2.12 Rule 144 Information Rights. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3 or Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after ninety (90) days after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Ordinary Shares under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 or Form F-3, as applicable, for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(d) so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3, as applicable (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents promptly after such reports or documents are filed with the SEC, and (iii) such other information as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 or Form F-3, as applicable.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least two-thirds (2/3) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to:

(a) include such securities in any registration filed under Section 2.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his/her/its securities will not reduce the number of the Registrable Securities of the Holders which are includable;

Exhibit 4.4	Execution Copy

(b) make a demand registration prior to the date which is one hundred eighty (180) days after the effective date of the Company’s initial public offering of any of its securities; or

(c) cause the Company to include such securities in any registration filed under Section 2.3 or Section 2.4 on a basis more favorable to such holder or prospective holder than is provided to the Holders under Section 2.3 or Section 2.4.

SECTION 3. INFORMATION RIGHTS AND BOARD REPRESENTATION.

3.1 Information Rights.

(a) Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Preferred Shares shall be outstanding, the Company shall deliver to each holder of Preferred Shares:

(i) audited annual consolidated financial statements, as soon as practicable but in any event within ninety (90) days after the end of each fiscal year, prepared in accordance with the United States generally accepted accounting principles (“U.S. GAAP”) containing the income statement, cash flows statement, balance sheet, statement of shareholders’ equity and schedule of the sources and applications of funds for such year; and

(ii) unaudited quarterly consolidated financial statements, as soon as practicable but in any event within forty-five (45) days of the end of each of the first three quarters of each fiscal year, prepared in accordance with U.S. GAAP containing an unaudited profit or loss statement and income statement, schedule of the sources and application of funds for such quarter and an unaudited balance sheet.

The rights set forth above in this Section 3.1(a) shall be referred to collectively as the “Information Rights”.

(b) Intended Use by Google. In connection with the Information Rights under this Section 3.1(a), the Company may disclose to Google certain Confidential Information (as defined in the Mutual Non-Disclosure Agreement dated as of April 2, 2004 by and between the Company and Google Inc. (the “Mutual NDA”) with the exceptions set forth in Section 6 thereof). Google agrees that it shall protect such Confidential Information in accordance with the terms and conditions of the Mutual NDA and shall not use such Confidential Information for any purpose other than directly in connection with Google’s investment in the Company.

(c) Termination of Rights. The Information Rights shall terminate upon the consummation of a Qualified IPO.

3.2 Board Representation.

The Board of Directors shall initially consist of five (5) persons. So long as any Series A Shares are outstanding, holders of the outstanding Series A Shares, voting as a single class, shall be entitled to appoint two (2) directors to the Board. So long as

Exhibit 4.4	Execution Copy

any Series B Shares are outstanding, holders of the outstanding Series B Shares, voting as a single class, shall be entitled to appoint two (2) directors (the “Series B Directors”) to the Board, provided that Draper Fisher Jurvetson ePlanet Ventures L.P. shall be given the right to appoint the Series B Directors so long as it holds a majority of the Series B Shares then outstanding. The fifth director shall be Yanhong (Robin) Li, the Chief Executive Officer of the Company. Holders of the Series C Shares shall not have any right to nominate or appoint directors to the Board.

SECTION 4. RIGHT OF FIRST OFFER.

Subject to the terms and conditions specified in this Section 4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its equity securities or securities convertible into or exercisable for any class of the Company’s equity securities (“Shares”).

Each time the Company proposes to offer any Shares, the Company shall first make an offering of fifty percent (50%) of such Shares (the “First-Offer Shares”) to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice by certified mail (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within fifteen (15) calendar days after the date on which the Notice was mailed, a Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such First-Offer Shares which equals the proportion that the number of Ordinary Shares issued and held, or issuable upon conversion of the Preferred Shares then held by such Major Investor bears to the total number of Ordinary Shares of the Company then outstanding (assuming full conversion of all convertible securities) (the “Pro Rata Amount”). The Company shall promptly inform in writing each Major Investor who has elected to purchase its Pro Rata Amount (“Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10)-day period commencing after the date of mailing of such information, each Fully-Exercising Investor shall have a right to obtain that portion of the First-Offer Shares (for which Major Investors were entitled to subscribe but which were not already subscribed for by Major Investors) which is equal to the proportion that the number of Ordinary Shares issued and held, or issuable upon conversion of the Preferred Shares then held, by such Fully-Exercising Investor bears to the total number of Ordinary Shares issued and held, or issuable upon conversion of the Preferred Shares then held, by all Fully-Exercising Investors who wish to purchase such unsubscribed First-Offer Shares.

(c) If all First-Offer Shares referred to in the Notice are not elected to be purchased as provided in paragraph (b) above, the Company may, during the one hundred and twenty (120)-day period following the expiration of the period provided in paragraph (b) above, offer the remaining unsubscribed portion of the First-Offer Shares together with the other fifty percent (50%) of the Shares (the “Remaining Shares”) to any person or persons at a price not less, and upon terms no more favorable to the offeree, than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Remaining Shares within such period, or if such agreement is not consummated within such one hundred

Exhibit 4.4	Execution Copy

and twenty (120)-day period, the right provided hereunder shall be deemed to be revived and such Remaining Shares shall not be offered to any third party unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 4 shall not be applicable to (i) the issuance or sale of Shares (or options therefor) to officers, directors, employees, consultants or vendors for the primary purpose of soliciting or retaining their employment or services, (ii) the issuance or sale of Shares in connection with the consummation of a Qualified IPO, (iii) the issuance or sale of the Shares pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance or sale of the Shares in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of shares or otherwise, (v) a dividend or distribution of the Shares, or (vi) the issuance or sale of the Shares that is not primarily for capital raising purposes, at any time in amounts approved by the Board of Directors (A) in connection with corporate partnerships, joint development agreements, distribution agreements; (B) to customers or vendors of the Company; or (C) in connection with leases or bank debt financings.

(e) The right of first offer set forth in this Section 4 shall terminate upon the consummation of a Qualified IPO.

SECTION 5. TRANSFER OF SHARES

Except as set forth under Sections 5.3, 5.4, 5.5 and 5.6 hereof and the provisions of Section 5.2(b) relating to receipt of the Transfer Notice (as defined below), the rights and obligations of the Investors as set forth in this Section 5 shall not apply to Google.

5.1 Transfer Restrictions. Any transfer of Shares by a Founder or any transfer of Preferred Shares by an Investor, other than a transfer to a Permitted Transferee, shall be subject to the Right of First Refusal (as defined below), as set forth below in Section 5.2 hereof.

5.2 Right of First Refusal.

(a) In the event that a Founder, a Permitted Transferee or an Investor (including Google) (the “Transferring Shareholder”) at any time prior to a Qualified IPO, proposes to sell, pledge or otherwise transfer any portion of the Shares owned by it in the Company (the “Subject Shares”) (except in the event of a proposed transfer by a Founder to a Permitted Transferee, to which this Right of First Refusal does not pertain) or any interest therein to any person or entity for value, the Investors other than the Transferring Shareholder (excluding Google) (the “Non-Transferring Investors”) and the Company shall have a right of first refusal (the “Right of First Refusal”) with respect to such Subject Shares as more fully described below in this Section 5.2.

(b) The Transferring Shareholder shall give a written notice (the “Transfer Notice”) to the Non-Transferring Investors and Google at least thirty (30) days prior to the date of the proposed sale, describing fully the proposed transfer, including the number of the Subject Shares proposed to be transferred, the proposed transfer price, and the name and address of the proposed transferee(s) (the “Proposed Transferee”). The Transfer Notice shall be signed by both the Transferring Shareholder and the Proposed Transferee and shall constitute a binding commitment of both such parties for the transfer of such Subject Shares.

Exhibit 4.4	Execution Copy

The Non-Transferring Investors shall have the right to purchase its Pro Rata Portion of the Subject Shares covered by the Transfer Notice, on at least the same terms as the bona fide offer of the Proposed Transferee. The time period given to the Non-Transferring Investors to elect to purchase the Subject Shares shall not be more than ten (10) days.

(c) If not all such Subject Shares are elected to be purchased as provided in paragraph (b) above, the Transferring Shareholder shall then offer the remaining unsubscribed portion of such Subject Shares to the Company, on at least the same terms as the bona fide offer of the Proposed Transferee. The time period given to the Company to elect to purchase the remaining unsubscribed portion of Subject Shares shall not be more than ten (10) days.

(d) In the event that the Transfer Notice provides for consideration other than cash, in lieu of such consideration, the Company or the Non-Transferring Investors, as the case may be, may make payment in cash in an amount equal to the fair market value of such non-cash consideration as determined by the Board of Directors in good faith. A Non-Transferring Investor may make payment by cash, check, cancellation of indebtedness, or any combination of the foregoing at such Non-Transferring Investor’s sole option.

(e) In the event that the Company fails to exercise the Right of First Refusal within the period specified in paragraph (c) above, the Transferring Shareholder shall have sixty (60) days following delivery of the Transfer Notice to the Company to sell or enter into an agreement (pursuant to which the sale of the Subject Shares covered thereby shall be closed, if at all, within thirty (30) days after the date of said agreement) to sell the Subject Shares that have not been elected to be purchased at a price and upon terms no more favorable to the Proposed Transferee than specified in the Transfer Notice. In the event the Transferring Shareholder has not sold the Subject Shares (or entered into an agreement to sell the Subject Shares in accordance with the foregoing within thirty (30) days from the date of said agreement), the Transferring Shareholder shall not thereafter sell any of its Shares, without first offering such Shares to the Company and the Non-Transferring Investors in the manner provided above in this Section 5.2.

(f) Unless terminated earlier as otherwise provided in this Agreement, the Right of First Refusal under this Section 5.2 shall terminate upon the consummation of a Qualified IPO.

5.3 Right of Co-Sale.

(a) Right to Participate. In the event and to me extent that in a proposed sale by a Transferring Shareholder, the Right of First Refusal described in Section 5.2 above is not exercised in its entirety by the Non-Transferring Investors and the Company, the Non-Transferring Investors shall have the right to participate, to the extent of their respective Pro Rata Portion, in the sale to the Proposed Transferee (“Right of Co-Sale”), subject to the terms and conditions set forth in this Section 5.3.

(b) Google’s Right of Co-Sale. In the event that a Founder or a Permitted Transferee of a Founder (but not an Investor), at any time prior to a Qualified IPO, proposes to sell, pledge or otherwise transfer any Subject Shares, and to the extent that the Right of First Refusal as described in Section 5.2 is not exercised in its entirety by the

Exhibit 4.4	Execution Copy

Non-Transferring Investors and the Company, Google shall have a right, together with the other Non-Transferring Investors, to participate in the sale by such Founder or such Permitted Transferee of a Founder to the Proposed Transferee to the extent of Google’s Pro Rata Portion, subject to the terms and conditions set forth in this Section 5.3.

(c) Delivery of Notice and Certificates. Each Non-Transferring Investor (and Google, as applicable) shall exercise its Right of Co-Sale by delivering to the Company and the Transferring Shareholder, prior to the expiration of the thirty (30)-day period set forth in Section 5.2(b), (i) a written notice of its intention to participate in such co-sale, specifying the maximum number of Shares such Non-Transferring Investor (or Google, as applicable) desires to sell to the Proposed Transferee, and (ii) one or more certificates representing the Shares (identical or senior in class to the Subject Shares) which such Non-Transferring Investor (or Google, as applicable) elects to sell hereunder, duly endorsed for transfer to the Proposed Transferee.

(d) Qualified Participation. If the Proposed Transferee desires to purchase a number of Shares other than such number of Subject Shares as originally offered by the Transferring Shareholder, then the number of Shares that the Proposed Transferee desires to purchase shall be substituted for the number of Subject Shares for purposes of determining the Pro Rata Portion of each of the Non-Transferring Investors (and Google, as applicable) in connection with the Right of Co-Sale. In the event of the Non-Transferring Investors’ (and Google’s, as applicable) participation in the co-sale as described in this Section 5.3, the number of Subject Shares which the Transferring Shareholder is entitled to sell on his/her/its own behalf pursuant to Section 5.2 hereof shall be reduced accordingly, and the Transferring Shareholder shall include such Non-Transferring Investors’ (and Google’s, as applicable) Shares in the sale at the closing thereof.

(e) Termination. Unless terminated earlier as otherwise provided in this Agreement, the Right of Co-Sale in this Section 5.3 shall terminate on the earlier of (i) the consummation of a Qualified IPO by the Company or (ii) fifteen (15) years from the closing of the sale and purchase of the Series C Shares pursuant to the Purchase Agreement.

5.4 Prohibited Transfers. Any attempt by a Founder to transfer any Shares in violation of this Section 5 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of at least two-thirds (2/3) of the Registrable Securities then outstanding. The Company may issue to the transfer agent stop transfer instructions if, in the Company’s reasonable judgment, the Founder attempts to transfer Shares in violation of this Agreement.

5.5 Termination. The provisions under this Section 5 shall terminate upon the first to occur of the following events, unless terminated earlier as otherwise provided in this Agreement:

(a) The closing of a Qualified IPO; or

(b) Immediately prior to the closing of a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another entity, or another transaction or a series of related transactions, in which at least fifty percent (50%) of the voting shares of the Company are transferred.

Exhibit 4.4	Execution Copy

5.6 LEGEND REQUIREMENT.

All certificates evidencing Founders’ Shares subject to this Section 5 shall, during the term of this Agreement, bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable laws or pursuant to this Agreement, including, without limitation, the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE: (1) HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED; (2) HAVE BEEN ISSUED UNDER THE LIMITED OFFERING EXEMPTION PROVIDED BY SECTION 25102(f) OF THE CALIFORNIA CORPORATIONS CODE; AND (3) MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AGREEMENTS BETWEEN THE COMPANY AND THE HOLDER OF THE SHARES, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

SECTION 6. CONFIDENTIALITY AND NON-DISCLOSURE.

6.1 Disclosure of Terms. The Company and Google acknowledge that Google’s purchase of the Series C Shares, the number of Series C Shares purchased by Google, the aggregate purchase price for such Series C Shares and the terms and obligations of the purchase by Google, including, but not limited to, the terms and conditions of this Agreement and the Purchase Agreement, and all exhibits and schedules attached to such agreements, including their existence (collectively, the “Financing Terms”), shall be considered confidential information and shall not be disclosed by either party to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld, or by any other party hereto to any third party without the prior written consent of both the Company and Google; provided that the Company shall be able to disclose Google’s name along with the names of other Series C Investors in its press release in respect of the sale and purchase of the Series C Shares, which press release shall be reviewed and approved by Google in writing prior to its release. Any public statement by the Company or Google, whether written or oral, regarding the purchase of the Series C Shares by Google must be approved in advance by both Google and the Company in writing.

6.2 Permitted Disclosures. Notwithstanding the foregoing, either the Company or Google may disclose any of the Financing Terms if:

(a) it is required to do so by law, including without limitation U.S. securities laws, PRC and Cayman Islands laws;

(b) it is required to do so by the rules of any securities exchange or regulatory or governmental body to which it is or may become subject;

Exhibit 4.4	Execution Copy

(c) it engages in financing activities and is required to disclose the Financing Terms to potential investors and/or creditors, provided that such potential investors and creditors agree to keep such information confidential and enter into an appropriate non-disclosure agreement in respect of the Financing Terms; or

(d) it considers it necessary to disclose the Financing Terms to its professional advisers or auditors, provided that such professional advisers or auditors agree to keep such information confidential and enter into an appropriate non-disclosure agreement in respect of the Financing Terms.

SECTION 7. NOTICE OF ACQUISITION TRANSACTION.

7.1 Prior to the consummation of a Qualified IPO, the Company shall promptly, and in any event within five (5) Business Days, notify Google of any inquiries, discussions or written proposals that are reasonably likely to lead to an Acquisition Transaction.

7.2 The Company shall not, without providing Google with prior written notice at least five (5) Business Days in advance, (i) approve any Acquisition Transaction or enter into any letter of intent, indication of interest, term sheet, exclusivity agreement, contract or commitment contemplating or otherwise relating to any Acquisition Transaction or (ii) authorize any person to take any such action.

7.3 Any notice provided under this Section 7 shall include the identities of the parties involved in such inquiry, discussion, proposal, contract or commitment and the material terms thereof (and amendments thereto), including any additional necessary and relevant information reasonably requested by Google; provided that the Company may withhold the identities of the parties and other material terms if disclosure of such information is subject to confidentiality obligations of the Company, under which circumstances the Company shall only notify Google that an inquiry, discussion, proposal, contract or commitment has been submitted to the Company which is reasonably likely to lead to an Acquisition Transaction.

7.4 For avoidance of any doubt, the provisions set forth above in this Section 7 shall constitute all of the Company’s obligations to Google and all of Google’s rights with regard to notice of an Acquisition Transaction.

Exhibit 4.4	Execution Copy

SECTION 8. MISCELLANEOUS.

8.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit C hereto, upon receipt of confirmation of error-free transmission and follow-up confirmation by telephone of receipt of such facsimile; or (c) three (3) Business Days after deposit with an express delivery service provided by an internationally recognized courier, postage prepaid, addressed to the parties as set forth in Exhibit C with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.1 by giving the other party written notice of the new address in the manner set forth above.

8.2 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California as permitted by Section 1646.5 of the California Civil Code (or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. The Company shall maintain the effectiveness of the Consent to Service of Process with the Commissioner of Corporations of the State of California dated September 13, 2001.

8.3 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.4 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.5 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

Exhibit 4.4	Execution Copy

8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

8.8 Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by Affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

8.9 Amendments and Waivers. Unless otherwise provided by this Section 8.9, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the Founders and the holders of at least two-thirds (2/3) of the Registrable Securities then outstanding; provided, however, that if an amendment or waiver affects a Holder in a manner that is different from the effect on all other Holders, or imposes any material obligation or liability on a Holder beyond that already imposed on such Holder hereunder prior to such amendment or waiver, then the written consent of such Holder shall be required; provided, further, that the provisions set forth in Sections 3.1(b), 6 and 7 may not be amended or waived without the prior written consent of Google. In addition, Section 5.3(b) may not be amended or waived without the prior written consent of Google, unless the right of co-sale of all of the Investors under Section 5.3 has been amended or waived in accordance with relevant provisions in this Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, each Permitted Transferee and the Company.

8.10 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles of Association the Company (the “Memorandum and Articles”), the terms of this Agreement shall control. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles so as to eliminate such inconsistency.

8.11 Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The parties hereto agree to negotiate in good faith to resolve all disputes arising out of or in connection with this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties involved within thirty (30) days, Section 8.1l(b) shall apply.

Exhibit 4.4	Execution Copy

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with Section 8.11(a) above, such dispute shall be referred to and finally settled by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC Rules”) from time to time in force, which rules are deemed to be incorporated by reference into this Section 8.11(b). The law of the arbitration shall be the International Arbitration Act of Singapore (CAP 143A). The arbitration tribunal shall consist of three (3) arbitrators to be appointed in accordance with the SIAC Rules. The language of the arbitration shall be English.

(c) Injunctive Relief. Notwithstanding the foregoing, the parties hereto may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

8.12 Entire Agreement. This Agreement, the Purchase Agreement and any ancillary agreements, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

8.13 Amendment of Prior Shareholders’ Agreement. The Company, the Founders and certain Prior Investors agree that the Prior Shareholders’ Agreement is hereby amended and restated in its entirety to read as set forth herein.

8.14 Termination of Prior Investors’ Rights Agreement. The Company and certain Prior Investors agree that the Prior Investors’ Rights Agreement is terminated and of no force and effect as of the date hereof.

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Exhibit 4.4	Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year as first above written.

BAIDU.COM, INC.

By:	/s/
Name:	Yanhong (Robin) Li
Title:	Chief Executive Officer

DRAPER FISHER JURVETSON ePLANET VENTURES L.P.

By:	/s/
Name:	John Fisher
Title:	Managing Director

GOOGLE INTERNATIONAL LLC

By:	/s/
Name:	DAVID C. DRUMMOND
Title:	MANAGER

INTEGRITY PARTNERS V, LLC

By:	/s/
Name:	Scott Walchek
Title:	General Partner, Integrity Partners

PENINSULA CAPITAL FUND I, LLC

By:	/s/
Name:	Gregory B. Penner
Title:	Managing Member

Exhibit 4.4	Execution Copy

IDG TECHNOLOGY VENTURE INVESTMENTS, LP

By:	IDG TECHNOLOGY VENTURE INVESTMENTS, LLC, General Partner

By:	/s/
Name:	Young Guo
Title:

YANHONG (ROBIN) LI

/s/

YONG (ERIC) XU

/s/

VENTURE TDF TECHNOLOGY FUND III LP

By:	/s/
Name:	David Su
Title:	Managing Director

CHINAEQUITY INTERNATIONAL HOLDING COMPANY LIMITED (BVI)

By:	/s/
Name:	Chaoyong Wang
Title:	Chairman and Chief Executive Officer

Exhibit 4.4	Execution Copy

SWIFTCURRENT OFFSHORE, LTD.

By:	Bridger Management, LLC its Investment Advisor

By:	/s/
Name:	Roberto Mignone
Title:	President

CMT CV-BD LIMITED

By:	/s/
Name:	Michael K. Shen
Title:	Director

Exhibit 4.4	Execution Copy

DRAPER FISHER JURVETSON ePLANET PARTNERS FUND, LLC

By:	/s/
Name:	John Fisher
Title:	Managing Member

DRAPER FISHER JURVETSON ePLANET VENTURES GMBH & CO. KG

By:	/s/
Name:	John Fisher
Title:	Managing Director

Exhibit 4.4	Execution Copy

Exhibit A

Investors in the Series A Shares and the Series B Shares

Series A Shares:

Integrity Partners III, LLC

Peninsula Capital Fund I, LLC

Series B Shares:

Peninsula Capital Fund I, LLC

Draper Fisher Jurvetson ePlanet Ventures, L.P.

Integrity Partners IV, LLC

Draper Fisher Jurvetson ePlanet Partners Fund, LLC

Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG

IDG Technology Venture Investments L.P.

Exhibit 4.4	Execution Copy

Exhibit B

Investors in the Series C Shares

Name	No. of Shares	Investment Amount (US$)
Google International LLC	749,625	4,999,998.75
Draper Fisher Jurvetson ePlanet Ventures L.P.	721,888	4,814,992.96
Draper Fisher Jurvetson ePlanet Partners Fund, LLC	14,993	100,003.31
Draper Fisher Jurvetson ePlanet Ventures GmbH & Co., KG	12,744	85,002.48
Integrity Partners V, LLC	202,399	1,350,001.33
Swiftcurrent Offshore, Ltd.	14,993	100,003.31
Peninsula Capital Fund I, LLC	193,403	1,289,998.01
Venture TDF Technology Fund III LP	149,926	1,000,006.42
CMT CV-BD Limited	164,918	1,100,003.06
China Equity International Holding Company Limited (BVI)	23,988	159,999.96

Exhibit 4.4	Execution Copy

Exhibit C

Notices

BAIDU.COM, INC.

Lixiang International Building, 12th Floor

Zhong Guan Cun Plaza

Beijing, 100086, PRC

Attn: Yanhong (Robin) Li

Fax: (8610) 8260-7007

DRAPER FISHER JURVETSON ePLANET VENTURES L.P.

c/o Draper Fisher Jurvetson ePlanet International (Singapore)

Advisors Pte Ltd.

30 Cecil Street

#18-08 Prudential Tower

Singapore 049712

Attn: Jixun Foo

Fax: (65) 6538-5755

DRAPER FISHER JURVETSON ePLANET PARTNERS FUND, LLC

c/o Draper Fisher Jurvetson ePlanet International (Singapore)

Advisors Pte Ltd.

30 Cecil Street

#18-08 Prudential Tower

Singapore 049712

Attn: Jixun Foo

Fax: (65) 6538-5755

DRAPER FISHER JURVETSON ePLANET VENTURES GMBH & CO. KG

c/o Draper Fisher Jurvetson ePlanet International (Singapore)

Advisors Pte Ltd.

30 Cecil Street

#18-08 Prudential Tower

Singapore 049712

Attn: Jixun Foo

Fax: (65) 6538-5755

Exhibit 4.4	Execution Copy

GOOGLE INTERNATIONAL LLC

1600 Amphitheatre Parkway

Mountain View, CA 94043, U.S.A.

Attn: David C. Drummond, Esq.

Fax: (650) 618-1499

INTEGRITY PARTNERS V, LLC

3201 Danville Boulevard

Suite 255

Alamo, CA 94507, U.S.A.

Attn: Scott Walchek

Fax: 1-925-279-1226

PENINSULA CAPITAL FUND I, LLC

c/o The Seiyu Ltd.

2-1-1 Akabane, Kita-ku

Tokyo 115-0045, Japan

Attn: Gregory B. Penner

Fax: (81) 3-3403-2616

VENTURE TDF TECHNOLOGY FUND III LP

Unit 2102-2103, China Merchants Tower

161 Lujiazui East Road, Pudong

Shanghai 200120, PRC

Attn: Tina Ju

Fax: (8621) 5840-0078

CHINA EQUITY INTERNATIONAL HOLDING COMPANY LIMITED (BVI)

Suite 516, West Tower, China World Trade Centre

No. 1, Jianguomenwai Avenue

Beijing, 100004, PRC

Attn: Chaoyong Wang

Fax: (8610) 6505-6110

Exhibit 4.4	Execution Copy

SWIFTCURRENT OFFSHORE, LTD.

c/o Bridger Management, LLC

101 Park Avenue, 48th Floor

New York, NY 10178, U.S.A.

Attn: Michael Tierney

Fax: 1-212-984-2131

CMT CV-BD LIMITED

c/o CMT ChinaValue Capital Advisors Limited

11/F, Ming An Plaza

8 Sunning Road, Causeway Bay, Hong Kong

Attn: Charlie Y. Shi/Michael Shen

Fax: (852) 2890-8993

IDG TECHNOLOGY VENTURE INVESTMENTS, LP

Room 616, Tower A, COFCO Plaza

8 Jianguomennei Avenue

Beijing, 100005, PRC

Attn: Yihong Guo

Fax: (8610) 6526-0700

YANHONG (ROBIN) LI

Lixiang International Building, 12th Floor

Zhong Guan Cun Plaza

Beijing, 100086, PRC

Fax: (8610) 8260-7007

YONG (ERIC) XU

Lixiang International Building, 12th Floor

Zhong Guan Cun Plaza

Beijing, 100086, PRC

Fax: (8610) 8260-7007